Exhibit 3.1.2

RESTATED

CERTIFICATE OF INCORPORATION

OF

ROCKVILLE FINANCIAL, INC.

(A Connecticut Stock Corporation)

The undersigned Incorporator hereby forms a corporation under the Connecticut Business Corporation Act.

Section 1. Name of Corporation.

The name of the corporation shall be ROCKVILLE FINANCIAL, INC., hereinafter referred to as the “Corporation.”

Section 2. Registered Office and Registered Agent.

The street address of the initial registered office of the Corporation is 25 Park Street, Rockville, Connecticut 06066, and the name and address of the registered agent of the Corporation at that office is William J. McGurk, with a residence address of 21 Stillmeadow Lane, Somers, Connecticut 06071, and with a business address of 25 Park Street, Rockville, Connecticut 06066.

Section 3. Duration.

The duration of the Corporation is perpetual.

Section 4. Purpose and Powers of Corporation.

The nature of the activities to be transacted and the purposes to be promoted, carried out and engaged in by the Corporation are the following:

A. To pursue any or all of the lawful objectives of a bank holding company chartered pursuant to the laws of the State of Connecticut, and to exercise all of the express, implied and incidental powers conferred by such laws and by all amendments or supplements to such laws, subject to all lawful and applicable rules, regulations and orders of the Banking Commissioner of the State of Connecticut (the “Commissioner”), the Federal Reserve Board, or any other state or federal agency having the authority to supervise or regulate the Corporation and the conduct of its business.

B. Subject to the foregoing paragraph A hereof, to engage generally in any business that may be promoted, carried out and engaged in by a corporation organized under the Connecticut Business Corporation Act.

Section 5. Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is sixty-two million (62,000,000), of which sixty million (60,000,000) shall be common stock, no par value per share, and of which two million shares (2,000,000) shall be preferred stock, no par value per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of shareholders, except as otherwise provided in this Section 4, or subject to applicable law. The consideration for the issuance of the shares shall be paid in full before their issuance and otherwise shall comply with all requirements of Connecticut law. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

Nothing contained in this Section 5 (or in any other sections herein) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share.

A description of the different classes and series (if any) of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

A. Common Stock. Except as provided in this Section 5 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of Directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of any sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up of the Corporation the full preferential amounts of which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

B. Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of such series to be distinctly designated. All shares of anyone series of preferred stock shall be identical. Shares of preferred stock shall not entitle the holder or holders thereof to vote except when specifically authorized to vote by the Board of Directors or if required to vote as a class pursuant to the Connecticut General Statutes. All other preferences and relative, participating, optional and other special rights of each of such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted exclusive authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of preferred stock, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series including, but without limiting the generality of the foregoing, the following:

i) The distinctive designation of and the number of shares of preferred stock that shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

ii) The rate and times at which, and the terms and conditions on which, dividends, if any, on preferred stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of capital stock and whether (and the dates from which) such dividends shall be cumulative or noncumulative;

iii) The right, if any, of the holders of preferred stock of such series to convert the shares thereof into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of capital stock of the Corporation or any other corporation and the terms and conditions of such conversion or exchange;

iv) Whether or not preferred stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, the shares of such series may be redeemed;

v) The rights, if any, of the holders of preferred stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the preferred stock of such series; and

vii) The voting rights, if any, of the holders of preferred stock in any particular series.

Unless otherwise provided in this Certificate of Incorporation or in the Bylaws of the Corporation, to constitute a quorum for the transaction of business on any matter at a meeting of shareholders, there must be present, in person or by proxy, a majority of the shares of voting stock of the Corporation entitled to vote thereon. The shareholders present at a duly held meeting at which a quorum is present may continue to transact business notwithstanding the withdrawal of enough shares to leave less than a quorum.

The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such a manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or by regulation or order of the Commissioner. Such shares shall constitute authorized but unissued shares.

Section 6. Restrictions on Ownership of Stock

Notwithstanding anything contained in this Certificate of Incorporation or Bylaws of the Corporation to the contrary, for a period of five (5) years from the date the Corporation becomes the owner of 100% of the capital stock of Rockville Bank, the following provision shall apply:

No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of ten percent (10%) or more of any class of any equity security of the Corporation without the prior approval of two-thirds (2/3) of the Board of Directors and the prior written approval of the Commissioner. In the event shares are acquired in violation of this Section 6, all shares beneficially owned by any person in excess often percent (l0%) shall be considered “excess shares” and shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Notwithstanding anything contained in this Certificate of Incorporation or Bylaws of the Corporation to the contrary, the provisions requiring prior approval of two-thirds (2/3) of the Board of Directors in the event the acquisition of the beneficial ownership often percent (10%) or more of any class of any equity security of the Corporation is perpetual, and not limited to the five (5) year period.

“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule] 3d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock: .

(1) which such person or any of its Affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation) beneficially owns, directly or indirectly; or

(2) which such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and

provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership plan or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan.

The Board of Directors shall have the power to construe and apply the provisions of this Section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affiliate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other definition or operative provision of this Section to the given facts; or (e) any other matter relating to the applicability or effect of this Section.

The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock that are “excess shares” (or holds of record common stock beneficially owned by any person in excess of the limit described above) supply the

Corporation with complete information as to: (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the limit described above; and (b) any other factual matter relating to the applicability or effect of this Section as may reasonably be requested of such person.

Special meetings of shareholders relating to changes in control of the Corporation or amendments to its Certificate of Incorporation shall be called only at the direction of the Board of Directors. This provision is perpetual, and not limited to the five (5) year period,

Section 7. Preemptive Rights.

Holders of the stock of the Corporation are not entitled to preemptive rights with respect to any shares of the Corporation that may be issued.

Section 8. Directors.

The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The authorized number of Directors, as stated in the Corporation’s Bylaws, shall not be fewer than eight (8) nor more than sixteen (16). The Directors of the Corporation shall be divided into four (4) classes, namely, Class I, Class II, Class III and Class IV, as nearly equal in number as possible with each class consisting of no fewer than two (2) or more than four (4) Directors. Each member of the Board of Directors in Class I shall hold office until the annual meeting of the Corporation in 2012, each member of the Board of Directors of Class II shall hold shall hold office until the annual meeting of the Corporation in 2013, each member of the Board of Directors in Class III shall hold office until the annual meeting of the Corporation in 2014, and each member of the Board of Directors in Class IV shall hold office until the annual meeting of the Corporation in 2015. At each annual meeting, the successors, if any, to the class of directors whose terms expire at that meeting shall be elected to serve four (4) year terms and until their successors are elected and qualified.

The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation, or (v) create liability under Section 36a-58 of the Connecticut General Statutes. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

The name, address and initial term of each prospective initial Director of the Corporation are as set forth below:

Name	Address	Next Date of Election

C. Perry Chilberg	111 Debbie Drive South Windsor, Connecticut	2011

Joseph F. Jeamel, Jr.	121 Cliffwood Drive South Windsor, Connecticut	2011

Kristen Johnson	19B Folkstone Road Broad Brook, Connecticut	2011

Rosemarie Novello Papa	229 Bobby Lane Manchester, Connecticut	2011

Michael A. Bars	181 Mohegan Trail South Windsor, Connecticut	2012

Pamela J. Guenard	47 Ellington Avenue Ellington, Connecticut	2012

Thomas S. Mason	183 Reservoir Road Vernon, Connecticut	2012

Peter F. Olson	39 Tolland Avenue Rockville, Connecticut	2012

Raymond H. LeFurge	1 Boulder Crest Lane Vernon, Connecticut	2013

Stuart E. Magdefrau	55 Hayes Avenue Ellington, Connecticut	2013

William J. McGurk	21 Stillmeadow Lane Somers, Connecticut	2013

David A. Engelson	82 Meadowview Lane Vernon, Connecticut	2014

Richard M. Tkacz	III Abbe Road Enfield, Connecticut	2014

Section 9. Consideration of a Merger or Other Business Combinations

The Directors shall consider the following criteria when determining whether to authorize the Corporation to engage in a merger, consolidation, share exchange, or sale of assets other than in the ordinary course of business:

(a)	the long and short-term interests of the Corporation;

(b)	the long and short-term interests of the Corporation’s shareholders;

(c)	the interests of the Corporation’s employees, customers, creditors and suppliers; and

(d)	community and societal considerations including those of any community in which the Corporation or its subsidiary, Rockville Bank, has an office.

A Director may also, in his/her discretion, consider any other factors he/she considers appropriate in determining what he/she believes to be in the Corporation’s best interest.

Section 10. Removal of Directors.

Any Director may be removed from office at any time, for cause only, by the affirmative vote of at least two-thirds (2/3) of the Directors then in office or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding shares of the capital stock of the Corporation entitled to vote for the election of Directors.

Section 11. Certain Business Combinations.

Without limiting the restrictions of Section 6 above, the provisions of Section 33-844 of the Connecticut General Statutes as in effect on the date hereof (or any succeeding, substantially similar statutory provisions) regarding the prohibition of a business combination with an Interested Shareholder for five (5) years as described therein shall also apply to the Corporation and are incorporated herein by reference.

Section 12. Mergers, Consolidations and Other Business Combinations.

Without limiting the restrictions of Section 6 and 11 above, the Corporation may only engage in a merger, consolidation, share exchange or sale of substantially all of the assets of the Corporation other than in the ordinary course of business upon receiving the vote of at least two-thirds (2/3) of the Directors then in office and by the affirmative vote of the holders of shares of capital stock having two-thirds (2/3) of the voting power of all issued and outstanding shares of the capital stock of the Corporation entitled to vote upon such approval, authorization, ratification or determination.

Section 13. Amendment of Certificate of Incorporation.

Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this Certificate of Incorporation shall be made, unless such is first proposed by the Board of Directors of the Corporation and thereafter approved by the shareholders by the affirmative vote of a majority of the total votes eligible to be cast at a meeting.; provided that, a vote of not less than eighty percent (80%) of the total votes eligible to be cast will be required to amend Sections 5, 6, 7, 8, 9, 10, II, 12, 13 and 14.

Section 14. Liquidation Account.

Under the regulations of the State of Connecticut Department of Banking, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion and Reorganization dated September 16, 2010 (the “Plan of Conversion”). In the event of a complete liquidation involving the (i) Rockville Bank or (ii) the Corporation and Rockville Bank, the Corporation must comply with the regulations of the Connecticut Department of Banking and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.